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EXHIBIT 10.35

April 5, 2002

Mr. Scott K. Meyer
Erlenweg 4
D-61462 Koenigstein i. Ts.
Germany

Dear Scott:

        I am pleased to offer you a position with HealtheTech, Inc. (the "Company") as our Vice President of Worldwide Sales and Chief Marketing Officer commencing on April 22, 2002. This is an exempt position and is located in our Golden, CO office.

COMPENSATION AND BENEFITS

        In this position, you will receive a monthly salary of $16,667.00, which will be paid bi-weekly in accordance with the Company's normal payroll procedures. You will receive a performance review 90 days after your start date and, if justified, a commensurate salary increase. You will also participate in our 2002 bonus plan with the opportunity to receive up to 40% bonus based on your base salary if the company achieves its financial goals and you achieve your agreed upon personal goals.

        As a Company employee, you will also be eligible to receive all employee benefits offered by the Company to its other employees in similar positions. Presently, these benefits include health, dental and vision insurance, a 401(k) Plan and annual vacation. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary.

OPTION GRANT

        The Company's Board of Directors have granted you the option to purchase 120,000 shares of Common Stock at a strike price of $10.00 per share pursuant to the Company's Amended and Restated 1998 Stock Plan. The grant will vest over a four-year period, 25% after the first anniversary of your hire date, and monthly thereafter (subject to the Change of Control Agreement entered into coincident with, and made part of, this Offer Letter). A copy of the Restated 1998 Stock Plan is attached for your reference. The Plan requires the terms to be set forth in a separate Stock Option Agreement, the material terms of which will be in accordance with this Offer Letter.

TEMPORARY LIVING AND RELOCATION EXPENSES

        You will be reimbursed for the actual cost of up to 60 days temporary housing and car rental. In addition, the Company will reimburse you for the cost of bringing your wife to Denver for one house hunting trip.

AT WILL EMPLOYMENT

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

REQUIRED DOCUMENTATION

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

CONFIDENTIAL INFORMATION

        I have enclosed our standard Employee Confidential Information and Invention Assignment Agreement. If you accept this offer, please simultaneously return to me a signed copy of that agreement. As an employee of the Company, you will be expected to abide by all the Company's rules, regulations, policies and procedures. A copy of the Company's Employee Handbook will be provided to you that reflects guidelines for HealtheTech employees.

        To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to confidentiality and proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the undersigned Company and by you.

        This offer of employment expires ten (10) calendar days from the date of this letter unless extended in writing by the undersigned, or accepted by you in writing, prior to expiration.

        We look forward to working with you at the Company.

Sincerely,	/s/ Noel L. Johnson Noel L. Johnson, Ph.D. President & COO
Accepted and agreed to this 11th day of April, 2002, by:
Signature	/s/ Scott K. Meyer Scott K. Meyer

Enclosures:

Duplication offer letter;
Employee Confidential Information and Invention Assignment Agreement; and
HealtheTech Amended and Restated 1998 Stock Plan

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  EXHIBIT 10.35